U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Fonner                            Sally                    A.
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   (Last)                           (First)             (Middle)

   1407 North Fort Harrison Suite H
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                                    (Street)

   Clearwater                       Florida                33755
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     The Enchanted Village, Inc.
       (OTC Pink Sheets ENCV)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

   June 2002

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner (see attachment)
     [X]  Officer (give title below)           [_]  Other (specify below)

   President and sole director effective June 18, 2002
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7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                        07/02/00       P              9,000,000       A     $.002     9,000,050      I (see explanation)
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Class A Common Stock                07/02/00       P              5,400,000       A     $.002     5,400,000      I (see explanation)
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*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

In accordance with Instruction 5(b)(v), the following information is submitted respecting the reporting persons stockholders.

Stirling Corporate Services LLC
1407 North Fort Harrison Suite H
Clearwater, Florida 33755
Stirling Corporate Services is the legal owner of the securities set forth on this form. Ms. Fonner is an officer and principal stockholder of Stirling Corporate Services.

Mark A. Dolan
1407 North Fort Harrison Suite H
Clearwater, Florida 33755
Mr. Dolan is an officer and principal stockholder of Stirling Corporate Services, the legal owner of the securities set forth on this form. As such, he may be deemed to be an indirect beneficial owner of those securities.


Robert Williams
1407 North Fort Harrison Suite H
Clearwater, Florida 33755
Mr. Williams is a principal stockholder of Stirling Corporate Services, the legal owner of the securities set forth on this form. As such, he may be deemed to be an indirect beneficial owner of those securities.


/s/ Sally A. Fonner                                            July 9, 2002
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      **Signature of Reporting Person                             Date

/s/ Stirling Corporate Services, LLC                           July 9, 2002
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      **Signature of Reporting Person                             Date

/s/ Mark R. Dolan                                              July 9, 2002
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      **Signature of Reporting Person                             Date

/s/ Robert Williams                                            July 9, 2002
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.